EXHIBIT 10.20

Date: 13 March 2013

Hoegh LNG Lampung Pte Ltd

PT Bahtera Daya Utama

Shareholders’ Agreement

relating to the establishment of a company to provide and operate floating storage regasification facilities offshore Lampung in the Republic of Indonesia

Contents

1.	Definitions and Interpretation	1

2.	Conditions	8

3.	Business of the Company	8

4.	Preliminary Business and Business Undertaking	9

5.	Conduct of the Company’s Affairs	9

6.	Funding	10

7.	Provision of Services	10

8.	Management of the Company	10

9.	General meeting of Shareholders	14

10.	Administration of the Company	15

11.	Dividend policy	15

12.	Intellectual Property Rights	15

13.	Company Accounts	15

14.	Tax Matters	16

15.	Deadlock	16

16.	Share Ownership and Transfers of Shares	17

17.	Call Option	18

18.	Completion of Transfer of Shares	18

19.	Default Event	20

20.	Duration and Termination	21

21.	Consequences of Termination	21

22.	Winding up	21

23.	Warranties	22

24.	Confidentiality	22

25.	Anti-Corruption	24

26.	Indemnity	24

27.	General Provisions	25

1.	Articles of Association

2.	Equity Loan Agreement

THIS AGREEMENT is made the 13th day of March 2013

BETWEEN:

(1)	Hoegh LNG Lampung Pte Ltd, a company organised and existing under the laws of Singapore whose registered office is at 4 Robinson Road, The House of Eden #05-01, Singapore 048543 (“HLNG”);

(2)	PT Bahtera Daya Utama, a company organised and existing under the laws of the Republic of Indonesia whose registered office is at Jalan Ampera Raya No. 9-10, Jakarta Selatan 12550, Indonesia (“[Domestic Partner]”); and

RECITALS:

(A)	Höegh LNG Ltd, an Affiliate of HLNG incorporated in Bermuda (“Höegh LNG Ltd”), entered into the Project Agreements in connection with the provision to PGN of LNG regasification facilities offshore Lampung for the term of the LOM Agreement (the “Project”).

(B)	Under the LOM Agreement, a floating storage and regasification unit (“FSRU”) and mooring are to be provided for the Project.

(C)	The parties have agreed to establish the Company, inter alia, to assume obligations under and perform the Project Agreements, and to make provision for the management and administration of the Company and its Business on the terms of this agreement.

OPERATIVE PROVISIONS:

1.	Definitions and Interpretation

1.1	Definitions

In this agreement the following expressions have the following meanings unless the context otherwise requires:

“A Shares” means the Shares designated as “Class A Shares” in the Articles of Association;

“Affiliate” means, in relation to any person (the “first-mentioned person”), any other person that, directly or indirectly via any number of intermediaries, is Controlled by, under the common Control with, or Controls the first-mentioned person;

“Articles of Association” means the articles of association of the Company to be adopted pursuant to section 2 of Schedule 2 in the approved form, as the same may be amended from time to time in accordance with the terms of this agreement;

“Associated Person” has the meaning given to that expression in Clause 25;

“B Shares” means the Shares designated as “Class B Shares” in the Articles of Association;

“BKPM” means the Indonesian Investment Coordinating Board (Badan Koordinasi Penanaman Modal);

“Board of Commissioners” means the board of commissioners of the Company for the time being;

“Board of Commissioners Meeting” means a duly convened meeting of the Board of Commissioners;

“Board of Directors” means the board of directors of the Company for the time being;

“Board of Directors Meeting” means a duly convened meeting of the Board of Directors;

“Business” means the business of the Company as described in Clause 3, and such other business as the Shareholders may agree from time to time in writing should be carried on by the Company;

“Business Day” means a day (other than a Saturday, Sunday or public holiday) when banks in Jakarta are open for business;

“Cash Call” has the meaning given to that expression in Clause 6(c);

“Commissioner” means a commissioner of the Company for the time being;

“Company” means the limited liability (foreign investment status company (Perusahaah Modal Asing)) to be established under this agreement in accordance with Indonesian law;

“Company Law” means the Indonesian Law on Limited Liability Company (Law No. 40 of 2007);

“Condition Satisfaction Time” means, in respect of each Condition, the day opposite that Condition in Schedule 2;

“Conditions” means the conditions set out in Schedule 2;

“Confidential Information” has the meaning given to that expression in Clause 24;

“Consortium Agreement” means the consortium agreement to be entered into between Höegh LNG Ltd and PT Rekayasa Industri;

“Control” means in relation to an Entity, directly or indirectly holding or controlling either:

(a)	a majority of the voting rights exercisable at general meetings of the shareholders of that Entity on all, or substantially all, matters; or

(b)	the right to appoint or remove commissioners or directors having a majority of the voting rights exercisable at meetings of the board of commissioners or board of directors, respectively, of that Entity on all, or substantially all, matters, and “Controls”, “Controlled”, and cognate terms shall be construed accordingly;

“Deadlock” has the meaning given to that expression in Clause 15(a);

“Deadlock Notice” has the meaning given to that expression in Clause 15(c);

“Deadlock Shareholder” has the meaning given to that expression in Clause 15(a);

“Deed of Adherence” means a deed of adherence in substantially the form set out in Schedule 1;

“Default Event” has the meaning given to that expression in Schedule 6.

“Defaulting Domestic Partner” has the meaning given to that expression in Clause 19(g);

“Director” means a director of the Company for the time being;

“Dollars” means the lawful currency of the United States of America;

“Domestic Partner” means each of PT Bahtera Daya Utama and each other holder of B Shares for the time being;

“Domestic Partner Commissioner” has the meaning given to that expression in Clause 8.3(c);

“Domestic Partner Director” has the meaning given to that expression in Clause 8.1(c);

“Entity” means a body corporate or partnership or an unincorporated association, whether or not a legal person, carrying on trade or a business with or without a view to profit;

“Environment” means air (including air within buildings and air within other natural or man made structures above or below ground), water (including groundwater and water in drains and/or sewers and territorial, coastal and inland waters), land (including soil and subsoil and land under any water) and any organisms or ecosystems;

“Environmental Damage” means all or any of the following:

(a)	any pollution or contamination, or discharge, emission, spill, release or threatened release into the Environment of any Hazardous Substance, created by or arising or emanating or resulting from or in connection with the FSRU or otherwise in connection with performance or breach of this agreement;

(b)	breach of Indonesian environmental laws by the Company;

(c)	noise, vibration, radiation, dust, waste or odour nuisance arising from or in connection with the FSRU; and

(d)	exposure of a person to Hazardous Substances in respect of which the Company is responsible or liable;

“Equity Loan Agreement” means each loan agreement in the approved form to be entered into between HLNG and/or its Affiliate and each Domestic Partner to finance the provision by that Domestic Partner of capital to the Company;

“Equity Loan Lender” means each Lender as defined under each Equity Loan Agreement;

“Financing Agreements” has the meaning given to that expression in Schedule 4;

“Financing Requirements” means the requirements of Schedule 4;

“FSRU” has the meaning given to it in Recital (B);

“Group” means, in respect of a Shareholder, that Shareholder and each of its Affiliates (excluding the Company);

“Guarantee” means an instrument given in substantially the same form as that set out in Schedule 9 in respect of:

(a)	PT Bahtera Daya Utama , by PT Imeco Inter Sarana; and

(b)	any other Domestic Partner, by such person as HLNG may require provides a guarantee pursuant to any Equity Loan Agreement or transfer of Shares;

“Hazardous Substance” means any substance (whether in solid, liquid or gaseous form) which alone or in combination with others is capable of causing harm to human health or to the Environment;

“HLNG Commissioner” has the meaning given in Clause 8.3(b);

“HLNG Director” has the meaning given in Clause 8.1(b);

“Indonesia” means the Republic of Indonesia, and “Indonesian” shall be construed accordingly;

“Indonesian Person” means a natural person having an Indonesian nationality;

“Indonesian Entity” means an Indonesian Person or, in relation to a body corporate, a limited liability company incorporated in, and subject to the laws of, the Republic of Indonesia whose shareholding is entirely owned directly or indirectly by Indonesian Persons or Indonesian Entities;

“Intellectual Property Rights” means copyrights, trade and service marks, trade names, rights in logos and get-up, inventions, confidential information, trade secrets and know-how, registered designs, design rights, patents, domain names (URLs), utility models, all rights of whatsoever nature in computer software and data, all rights of privacy and all intangible rights and privileges of a nature similar or allied to any of the foregoing, in every case in any part of the world and whether or not registered, and including all granted registrations and all applications for registration, renewal, division or reissue in respect of any of the same;

“Lenders” has the meaning given to that expression in Schedule 4;

“LIBOR” means the London inter-bank offered rate for three-month U.S. dollar deposits which appears on the appropriate page of the Reuters screen (or such other page as may replace that page for the purpose of displaying offered rates of leading banks for London inter-bank deposits as aforesaid) as at 11.00 a.m. (London time) on the relevant day; provided, however, that if this rate is not available, then the arithmetic mean of the rates quoted by Reference Banks for 90-day U.S. dollar deposits at approximately 11.00 a.m. (London time) on the relevant day for value two (2) Banking Days later in London, or, if this rate is not available, the rate published on the relevant date in the Financial Times at which U.S. Dollar deposits were offered in the London inter-bank market for a period of three months, or, if this rate is not available, the rate then quoted by such bank as HLNG determines in consultation with the Domestic Partners.

“LOM Agreement” means the amended and restated lease, operation and maintenance agreement dated 17 October 2012 between Höegh LNG Ltd and PGN;

“Minimum Indonesian Participation” means, at any given time, the minimum shareholding (expressed as a percentage of the Shares) in the Company which must be held by an Indonesian Entity as mandated by the applicable investment regulations in Indonesia;

“MOLHR” means the Indonesian Minister of Law and Human Rights;

“Mooring Construction Contract” means the agreement dated 16 November 2012 between Höegh LNG Ltd and SOFEC, Inc. for the construction of a mooring to be installed at Lampung, Indonesia;

“Mooring Installation Contract” means the agreement to be entered into between Höegh LNG Ltd or the Company and a contractor] for the installation of a mooring at Lampung, Indonesia;

“PGN” means PT Perusahaan Gas Negara (Persero) Tbk;

“Preliminary Business” means the business specified to in Schedule 7;

“President Commissioner” has the meaning given to that expression in Clause 8.3(b)(ii);

“President Director” has the meaning given to that expression in Clause 8.1(b)(ii);

“Project” has the meaning given to that expression in Recital (A);

“Project Agreements” means the LOM Agreement, the Umbrella Agreement, the Consortium Agreement, Mooring Construction Contract and the Mooring Installation Contract;

“Proposed Purchaser” means a person who proposes to purchase Shares and which at the relevant time has made a bona fide offer for the relevant Shares on arm’s length terms;

“Remedial Works” means one or more of the following:

(a)	inspecting, investigating, assessing, sampling or monitoring works in relation to a Hazardous Substance;

(b)	carrying out works to treat, abate, remove, remediate, control or contain the presence, effect or potential effect of a Hazardous Substance; or

(c)	restoring the Environment;

“Services” means the services specified in Schedule 8;

“Shareholders” means the parties to this agreement and any other person to whom, from time to time, Shares are transferred in accordance with this agreement;

“Shares” means the shares in the capital of the Company, being the A Shares and the B Shares;

“Shipbuilding Contract” means the agreement dated 10 June 2011 as amended between Höegh LNG Ltd. and Hyundai Heavy Industries Co,, Ltd for the construction of the FSRU;

“SIUPAL” means a shipping licence (Surat Izin Usaha Perusahaan Angkutan Laut) granted pursuant to Law No.17 of 2008 regarding Shipping of the Republic of Indonesia;

“Super Majority Matter” means the matters specified in Schedule 5 as such;

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).means any tax, levy, impost, duty or other charge or withholding of a similar nature;

“Transfer Completion” has the meaning given in Clause 18(b);

“Transfer Notice” has the meaning given in Clause 18(a);

“Transfer Shares” has the meaning given in Clause 18(a);

“Umbrella Agreement” means the amended and restated umbrella agreement dated 17 October 2012 between Höegh LNG Ltd. and PGN.

1.2	Interpretation

In this agreement, unless the contrary intention appears:

(a)	any reference to an enactment includes:

(i)	that enactment as amended, extended, consolidated, re-enacted or applied by or under any other enactment before or after this agreement;

(ii)	any enactment which that enactment re-enacts, consolidates or enacts in rewritten form (in each case with or without modification, and irrespective of whether the enactment which is re-enacted or consolidated has been or is subsequently repealed); and

(iii)	any subordinate legislation made (before or after this agreement) under that or any other applicable enactment, including one within paragraphs (i) or (ii) above,

provided that, as between the parties, no such modification, consolidation or re-enactment shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party;

(b)	references to this agreement or any other agreement or document are to this agreement or such other agreement or document as it may be validly varied, amended, supplemented, restated, renewed, novated or replaced from time to time;

(c)	any reference to:

(i)	any party to this agreement includes a reference to its successors and permitted assigns under this agreement;

(ii)	a person includes any natural person, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having a separate legal personality);

(iii)	any document in the “approved form” means a document in a form approved by (and for the purpose of identification signed or initialled by or on behalf of) the parties to this agreement;

(iv)	the singular includes the plural and vice versa, and reference to any gender includes the other genders;

(v)	a time of day is to Jakarta time;

(vi)	“written” or “in writing” includes all forms of visible reproduction in permanent form, including electronic messages;

(vii)	“indemnify” and “indemnifying” any person against any circumstances or in respect of any act, omission, event or matter shall include indemnifying and keeping that person fully indemnified and held harmless on a continuing basis, on demand and on an after-tax basis from all actions, claims, demands and proceedings from time to time made against that person and all liabilities, losses, damages, fines and penalties and other payments, costs and expenses made or incurred by that person (including legal and other professional costs and associated value added tax) as a consequence of or which would not have arisen but for that circumstance, act, omission, event or matter;

(viii)	an “encumbrance” includes any mortgage, charge, security interest, lien, pledge, assignment by way of security, hypothecation, equity, claim, right of pre-emption, option, covenant, restriction, reservation, lease, trust, order, decree, judgment, title defect (including retention of title claim), conflicting claim of ownership or any other encumbrance of any nature whatsoever;

(d)	the expression “full title guarantee” in relation to the disposal of any matter shall imply the covenants referable to such expression contained in Sections 2 and 3 of the Law of Property (Miscellaneous Provisions) Act 1994 save that the word “reasonably” shall be deleted from the covenant set out in Section 2(1)(b) of that Act, and the covenant set out in Section 3(1) of that Act shall not be qualified by the words “other than any charges, incumbrances or rights which that person does not and could not reasonably be expected to know about”;

(e)	a reference to a “transfer” of a Share shall be deemed to include:

(i)	any sale or other disposition by way of mortgage, charge or other security interest of the whole or any part of the legal or beneficial interest in any Share;

(ii)	the grant of any put, call, forward contract, future or other option or contract or hedging instrument in connection with the whole or any part of the legal or beneficial interest in any Share;

(iii)	any direction (by way of renunciation or otherwise) by a holder entitled to an allotment or transfer of a Share that a Share be allotted or issued or transferred to some person other than itself;

(iv)	the creation of or entrance into any voting trust or other arrangement in respect of voting rights attaching to any Share (other than an appointment of a proxy or corporate representative in connection with a general meeting of the Company); and

(v)	any other sale or other disposition of any legal or equitable interest in a Share, and whether or not by the relevant holder, whether or not for consideration, whether or not effected by an instrument in writing and whether or not made voluntarily or by operation of law;

(f)	the expression “Insolvency Event” shall include, taken in respect of a party:

(i)	any arrangement or composition with or for the benefit of creditors being proposed or entered into by or in relation to the party in question or any application for an interim order (including an interim administration order) or moratorium being made;

(ii)	a liquidator, provisional liquidator, receiver, administrator, administrative receiver or person with similar powers taking possession of or being appointed over, or any distress, attachment, sequestration, execution or other process being levied or enforced (and not being discharged within 14 days) upon the whole or any part of the assets of the party in question;

(iii)	the party in question ceasing or threatening to cease to carry on business, or admitting in writing its inability to pay or being or becoming unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 (without the need to prove any fact or matter to the satisfaction of the court) or suspending or threatening to suspend payment with respect to all or any class of its debts or becoming insolvent or commencing negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(iv)	a petition being presented and (other than, in the case of an administration petition, any frivolous or vexatious petition or any petition which is actively defended) not being dismissed within 14 days of presentation or a meeting being convened for the purpose of considering a resolution for the winding up or dissolution of the party in question;

(v)	the enforcement of a security interest (including the holder of a qualifying floating charge appointing an administrator or filing a notice of appointment with the court) over any assets of the party in question;

(vi)	to the extent that such an act is not specified in paragraphs (i) to (v) (inclusive) above, any legal process or proceeding which is instituted in relation to the party in question in connection with the insolvency of that party or the inability of that party to pay its debts as they fall due, provided that such process or proceeding is of equivalent or greater seriousness to the acts of insolvency so specified in the said paragraphs (i) to (v); or

(vii)	the party in question suffering any event analogous to any of the foregoing in any jurisdiction to which the party in question is resident or subject to;

(g)	the words “including” and “in particular” and any similar words or expressions are by way of illustration and emphasis only and do not operate to limit the generality or extent of any other words or expressions;

(h)	expressions in this agreement appropriate to director, officers, documents or organs of companies, when used in relation to any person which is not a company, shall be construed as references to the most nearly corresponding persons, officers, documents or organs (as the case may be) appropriate to persons of that description;

(i)	an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing includes, in respect of any jurisdiction other than England, a reference to what most nearly approximates in that jurisdiction to the English legal term; and

(j)	any covenant by a party not to do an act or thing includes an obligation not to permit or suffer such act or thing to be done.

1.3	This agreement

(a)	References in this agreement to Clauses and Schedules refer to clauses of, and schedules to, this agreement.

(b)	All Schedules and the Recitals to this agreement form part of it and take effect as if set out in this agreement, and any reference to this agreement includes the Schedules and the Recitals.

(c)	The index and headings in this agreement are for convenience only and do not affect its interpretation.

2.	Conditions

(a)	The Shareholders shall use their reasonable endeavours to satisfy or procure the satisfaction of each Condition before its Condition Satisfaction Time.

(b)	The Shareholders shall promptly notify each other:

(i)	after becoming aware of the satisfaction of each Condition; or

(ii)	of anything which comes to that party’s attention which will or might prevent a Condition from being fulfilled by its Condition Satisfaction Time.

(c)	HLNG may terminate this agreement by notifying the Domestic Partners at any time while a Condition remains unsatisfied after the relevant Conditions Satisfaction Time.

3.	Business of the Company

(a)	The business of the Company shall be that specified in Schedule 3.

(b)	The Company’s principal place of business shall be Jl. Jenderal Sudirman Kav 1, Jakarta 10220, Indonesia or such other location as the Board of Directors determine from time to time.

4.	Preliminary Business and Business Undertaking

(a)	Immediately following the establishment of the Company, the parties shall procure that a general meeting of the Company and a Board of Directors Meeting are held (waiving all relevant notice periods to the fullest extent possible) at which such resolutions are passed unanimously as may be necessary to complete the Preliminary Business.

(b)	Each Domestic Partner shall at all times during the term of this agreement maintain its status as an Indonesian Entity and shall refrain from conducting any actions, including but not limited to changing, or allowing any changes, in its shareholding composition, which would cause a breach or non-compliance on the part of the Company of the Minimum Indonesian Participation.

(c)	On establishment of the Company:

(i)	PT Bahtera Daya Utama shall pay Company US$ 153.000 as paid-up capital for its Shares;

(ii)	HLNG shall pay Company US$147.000 as paid-up capital for its Shares.

Or equivalent share of the paid-up capital required by Capital Investment Coordinating Board if this is higher or such amount as agreed by the Parties for the establishment of the Company.

5.	Conduct of the Company’s Affairs

(a)	Each Shareholder shall ensure that it, and each Director and Commissioner it appoints, take all such steps and do all such acts and things as may be necessary or desirable, including exercising all voting and other rights and powers of control available to it, in relation to the Company so as to procure (insofar as it is able to do so by the exercise of those rights and powers) that at all times during the term of this agreement:

(i)	the Company is managed in accordance with this agreement; and

(ii)	the Company performs and complies with all obligations on its part under this agreement.

(b)	Without prejudice to paragraph (a) above, each Shareholder will:

(i)	attend, or have a proxy attend on its behalf, all meetings of shareholders of the Company, including the general meeting of shareholders, of which proper notice has been given;

(ii)	do all in its power to procure that its appointed Directors attend all Board of Directors Meetings of which proper notice has been given; and

(iii)	do all in its power to procure that its appointed Commissioners attend all Board of Commissioners Meetings of which proper notice has been given,

and in each case shall vote, or procure that the relevant person votes (insofar as it is able to do so by the lawful exercise of its rights and powers), at such meeting in a manner consistent with and so to give effect to the terms and intended purpose of this agreement.

(c)	Each Shareholder shall execute and deliver such instruments and documents as may be required or reasonably requested from time to time in order to carry out, effect and implement the parties’ respective rights and obligations under and in connection with this agreement.

6.	Funding

(a)	The Domestic Partners shall comply with the Financing Requirements.

(b)	The Board of Directors may determine that additional finance required by the Company, whether by provision of equity (including by subscription for Shares) or debt, shall be provided by:

(i)	any member of HLNG’s Group or by any Lender or by any third party on such terms as HLNG or that Lender or that other third party (as the case may be) agrees and that the Board of Directors approves;

(ii)	otherwise, by all the Shareholders in proportion to their shareholdings in the Company on such terms as the Board of Directors shall resolve; and the terms of the finance to be provided by each Shareholder must otherwise be identical.

(c)	If the Board of Directors resolves the Shareholders are to provide finance under Clause 6(b), the Company shall give the Shareholders notice of the amount in Dollars they must provide to the Company and the terms on which it should be provided (such notice, a “Cash Call”), and provided that funding of a Cash Call shall not be required earlier than 3 Business Days after the date of such notice, and the Shareholders shall comply with those terms (subject to Clause 6(b)(i)).

(d)	Each Domestic Partner shall deliver a Utilisation Request under the Equity Loan Agreement to which it is party in respect of each amount it is to provide pursuant to any Cash Call and, while that Domestic Partner is not in breach of this agreement and there exists no Default under and as defined in its Equity Loan Agreement, HLNG shall procure that the Equity Loan Lender complies with its obligations (if any) to make available that amount as a Loan under that Equity Loan Agreement.

(e)	Each Domestic Partner hereby indemnifies and shall keep indemnified HLNG and the Company against any loss, cost, liability or expense arising from that Domestic Partner’s breach of this Clause 6.

7.	Provision of Services

Each Domestic Partner shall procure the provision of the Services to the Company.

8.	Management of the Company

8.1	The Board of Directors

(a)	The management of the Company and the Business shall be undertaken by the Board of Directors. The Board of Directors shall consist of up to five and no less than three Directors.

(b)	The holders of a majority in nominal value of A Shares issued by the Company shall be entitled at any time and from time to time:

(i)	to require appointment of three Directors (each an “HLNG Director”),

(ii)	to require appointment of the president Director of the Company (the “President Director”) from among the HLNG Directors; and

(iii)	to require removal of any HLNG Director from office and appointment of any other person it specifies in place of any such HLNG Director.

(c)	Each holder of B Shares holding 25% or more of the issued Shares of the Company shall be entitled at any time and from time to time:

(i)	to require appointment of one Director (a “Domestic Partner Director”); and

(ii)	to require removal of any Domestic Partner Director it nominated for appointment from office and appointment of any other person it specifies in place of any such Domestic Partner Director.

(d)	Subject to the Company Law and the Articles of Association, any appointments or removals of Directors under this Clause 8.1 shall be made by notice in writing to the Company with a copy of such notice being sent to the other Shareholders. Upon receipt of such notice, the Company shall forthwith convene a general meeting of Shareholders to approve the proposed appointments or removals and each of the Shareholders shall exercise its vote in observance of Clause 5(b) of this agreement.

(e)	A Shareholder removing its own appointed Director shall indemnify the Company, the other Directors, the Commissioners and the other Shareholders against any claim connected with the Director’s removal from office.

(f)	No Director except the President Director, nor any other person, shall have any authority to bind the Company in any way nor to act on its behalf nor to execute or sign any document or instrument on behalf of the Company unless expressly authorised by the Board of Directors or the President Director.

8.2	Board of Directors Meetings

(a)	Board of Directors Meetings shall be held no less frequently than six monthly. All Board of Directors Meetings shall be held at the Company’s offices in Jakarta, Indonesia or such other place as the Board of Directors unanimously resolve.

(b)	A Board of Directors Meeting may be called by any Director. Save in an emergency, or where a majority of the Board of Directors agrees otherwise in writing, not less than ten clear Business Days’ prior written notice of any Board of Directors Meeting shall be given to all Directors.

(c)	The notice convening a Board of Directors Meeting shall include an agenda specifying in reasonable detail the matters to be discussed, together with any relevant papers for discussion at such meeting, and such notice and/or papers may be sent by courier or fax (and in each case, a copy may be sent by email) to any Director. Matters not on the agenda, or business conducted in relation to those matters, may not be raised at the Board of Directors Meeting unless all of the Directors present agree otherwise at the Board of Directors Meeting.

(d)	The Shareholders shall use all reasonable endeavours to ensure that their respective appointees as Directors (or their alternates) attend each meeting of the Board of Directors and to procure that a quorum (in accordance with the provisions of this agreement) is present throughout each such meeting.

(e)	No business shall be conducted at any Board of Directors Meeting unless a quorum is present at the beginning of the meeting and at the time when there is to be voting on any business. The quorum for the transaction of business at Board of Directors Meetings shall be three Directors comprising at least two HLNG Directors.

(f)	If a quorum is not present within half an hour of the time specified for the Board of Directors Meeting in the relevant notice, or ceases to be present at any time, the Directors shall adjourn the Board of Directors Meeting to a specified place and time not less than three Business Days after the original date for the Board of Directors Meeting. Notice of the adjourned meeting shall be given to all Directors by the secretary of the Company.

(g)	All resolutions proposed at a Board of Directors Meeting shall require the approval of the majority of Directors present at the Board of Directors Meeting to be passed.

(h)	Any Director absent from a Board of Directors Meeting may appoint by way of proxy another Director appointed by the same Shareholder that required appointment of that Director under Clause 8.1(b) or 8.1(c) to act on behalf of the appointing Director at the Board of Directors Meeting (and such appointment may be in respect of a specific Board of Directors Meeting or generally, including in respect of all future Board of Directors Meetings until further notice). For the purposes of the Board of Directors Meeting the proxy shall have the rights to attend, speak and vote at and count in the quorum in respect of the Board of Directors Meeting which would have been exercisable by his appointing Director.

(i)	Any Director may participate in a Board of Directors Meeting by means of a conference telephone, video conferencing facility or similar communications equipment which allows all persons participating in the Board of Directors Meeting to hear each other. A person so participating shall be deemed to be present in person at such Board of Directors Meeting and shall be entitled to vote and be counted in the quorum.

(j)	The Board of Directors shall procure that the preparation of appropriate written minutes of the proceedings of each Board of Directors Meeting and that such minutes are approved and signed by the President Director of that Board of Directors Meeting as soon as reasonably practicable after the Board of Directors Meeting is held, and that a copy of the signed minutes be sent promptly to each Director and to each Shareholder.

(k)	A resolution in writing signed by all the Directors entitled to receive notice of a meeting of Directors shall take effect as if it had been passed at a meeting of Directors duly convened and held.

8.3	The Board of Commissioners

(a)	The Board of Commissioners shall have the authority to supervise the operation and management of the Company. The Board of Commissioners shall consist of up to five and no less than three Commissioners.

(b)	The holders of a majority in nominal value of A Shares shall be entitled at any time and from time to time:

(i)	to require appointment of three Commissioners (each an “HLNG Commissioner”);

(ii)	to require appointment of the president Commissioner of the Company (the “President Commissioner”) from among the HLNG Commissioners;

(iii)	to require removal of any HLNG Commissioner from office and to appointment of any other person it specifies in place of any such HLNG Commissioner.

(c)	Each holder of B Shares holding 25% or more of the issued Shares of the Company shall be entitled at any time and from time to time:

(i)	to require appointment of one Commissioner (a “Domestic Partner Commissioner”); and

(ii)	to require removal of any Domestic Partner Commissioner it nominated for appointment from office and appointment of any other person it specifies in place of any such Domestic Partner Commissioner.

(d)	Subject to the Company Law and the Articles of Association, any appointments or removals of Commissioners under this Clause 8.3 shall be made by notice in writing to the Company with a copy of such notice being sent to the other Shareholders. Upon receipt of such notice, the Company shall forthwith convene a general meeting of Shareholders to approve the proposed appointments or removals and each of the Shareholders shall exercise its vote in observance of Clause 5(b) of this agreement.

(e)	A Shareholder removing its own appointed Commissioner shall indemnify the Company, the other Comissioners, the Directors and the other Shareholders against any claim connected with the Commissioner’s removal from office,

(f)	No Commissioner shall have any authority to bind the Company in any way nor to act on its behalf or to execute or sign any document or instrument on behalf of the Company unless expressly authorised by the Board of Directors or, in circumstances where Indonesian law allows, the Board of Commissioners.

8.4	Board of Commissioners Meetings

(a)	Board of Commissioners Meetings shall be held no less frequently than six monthly. All Board of Commissioners Meetings shall be held at the Company’s offices in Jakarta, Indonesia or such other place as the Commissioners unanimously resolve.

(b)	A Board of Commissioners Meeting may be called by any Commissioner. Save in an emergency, or where a majority of the Board of Commissioners agrees otherwise in writing, not less than ten clear Business Days’ prior written notice of any Board of Commissioners Meeting shall be given to all Commissioners.

(c)	The notice convening a Board of Commissioners Meeting shall include an agenda specifying in reasonable detail the matters to be discussed, together with any relevant papers for discussion at such meeting, and such notice and/or papers may be sent by courier or fax (and in each case, a copy may be sent by email) to any Commissioner . Matters not on the agenda, or business conducted in relation to those matters, may not be raised at the Board of Commissioners Meeting unless all of the Commissioners present agree otherwise at the Board of Commissioners Meeting.

(d)	The Shareholders shall use all reasonable endeavours to ensure that their respective appointees as Commissioners (or their alternates) attend each meeting of the Board of Commissioners and to procure that a quorum (in accordance with the provisions of this agreement) is present throughout each such meeting.

(e)	No business shall be conducted at any Board of Commissioners Meeting unless a quorum is present at the beginning of the meeting and at the time when there is to be voting on any business. The quorum for the transaction of business at Board of Commissioners Meetings shall be three Commissioners comprising at least two HLNG Commissioners.

(f)	If a quorum is not present within half an hour of the time specified for the Board of Commissioners Meeting in the relevant notice, or ceases to be present at any time, the Commissioners shall adjourn the Board of Commissioners Meeting to a specified place and time not less than three Business Days after the original date for the Board of Commissioners Meeting. Notice of the adjourned meeting shall be given to all Commissioners by the secretary of the Company.

(g)	All resolutions proposed at a Board of Commissioners Meeting shall require the approval of the majority of Commissioners present at the Board of Commissioners Meeting to be passed.

(h)	Any Commissioner absent from a Board of Commissioners Meeting may appoint by way of proxy another Commissioner appointed by the same Shareholder that required appointment of that Commissioner under Clause 8.3(b) or 8.3(e) to act on behalf of the appointing Commissioner at the Board of Commissioners Meeting (and such appointment may be in respect of a specific Board of Commissioners Meeting or generally, including in respect of all future Board of Commissioners Meetings until further notice). For the purposes of the Board of Commissioners Meeting the proxy shall have the rights to attend, speak and vote at and count in the quorum in respect of the Board of Commissioners Meeting which would have been exercisable by his appointing Commissioner.

(i)	Any Commissioner may participate in a Board of Commissioners Meeting by means of a conference telephone, video conferencing facility or similar communications equipment which allows all persons participating in the Board of Commissioners Meeting to hear each other. A person so participating shall be deemed to be present in person at such Board of Commissioners Meeting and shall be entitled to vote and be counted in the quorum.

(j)	The Board of Commissioners shall procure that preparation of appropriate written minutes of the proceedings of each Board of Commissioners Meeting and that such minutes are approved and signed by the President Commissioner of that Board of Commissioners Meeting as soon as reasonably practicable after the Board of Commissioners Meeting is held, and that a copy of the signed minutes be sent promptly to each Commissioner and to each Shareholder.

(k)	A resolution in writing signed by all the Commissioners entitled to receive notice of a meeting of Commissioners shall be as valid and effectual as if it had been passed at a meeting of Commissioners duly convened and held.

9.	General meeting of Shareholders

(a)	All meetings of the members of the Company shall be held in Jakarta, Indonesia or such other location that all the Shareholders agree in writing.

(b)	The quorum for a meeting of the members of the Company shall be Shareholders (present in person or by their duly authorised representative), holding in aggregate at least:

(i)	75% of the total and outstanding Shares, for meetings at which Super Majority Matters shall be voted upon;

(ii)	two thirds of the total and outstanding Shares, for meetings at which matters other than Super Majority Matters shall be voted upon,

and no business shall be conducted at any meeting of Shareholders unless a quorum is participating at the beginning of the meeting and also when that business is voted on.

(c)	The Shareholders shall use all reasonable endeavours to procure that their respective representatives attend each meeting of the Shareholders of the Company and that a quorum (in accordance with this agreement and the Articles of Association) is present throughout each such meeting.

(d)	If a quorum is not present within half an hour of the time specified for the general meeting in the relevant notice, or ceases to be present at any time, the Shareholders shall adjourn the general meeting of Shareholders to a specified place and time not less than ten days and not later than 21 days after the original date for the general meeting. Notice of the adjourned meeting shall be given to all Shareholders by the Board of Directors.

(e)	To be passed, resolutions proposed at a meeting of Shareholders of the Company shall require the approval of Shareholders holding in aggregate at least:

(i)	75% of the issued Shares, for Super Majority Matters;

(ii)	two thirds of the issued Shares, for all matters other than Super Majority Matters.

10.	Administration of the Company

(a)	The holders of a majority in nominal value of A Shares shall be entitled to nominate a person to act as the secretary of the Company, and to remove and replace its appointee by notice in writing to the Company from time to time.

(b)	All meetings, minutes, proceedings and documents relating to the Company (including all Board of Directors Meetings, Board of Commissioners Meetings and meetings of members, and any notices convening or relating to the same) shall be prepared and conducted (as the case may be) in the English language. For meetings where resolutions, or minutes, thereof are required to be approved, recorded or notified to the MOLHR or other relevant Indonesian governmental authorities, the Bahasa Indonesia versions of such resolution shall also be prepared and executed if Indonesian law requires. As between the parties, if there is any discrepancy between the English and Bahasa Indonesia versions of any resolution or minutes of meeting, the English version shall prevail.

(c)	The Company shall take out and maintain in force a D&O insurance policy on customary terms in respect of each Director, Commissioner and secretary of the Company for the duration of their appointment.

11.	Dividend policy

(a)	The parties shall take all steps to procure that there shall be distributed to Shareholders in respect of each financial year of the Company such amount of the profit of the Company as the Board of Directors determines for that financial year should be so distributed and which is available for distribution in accordance with applicable law.

(b)	The holders of the A Shares shall together be entitled to 65% of all dividends and distributions made by the Company which they shall share in proportion to their respective holdings of A Shares.

(c)	The holders of the B Shares shall together be entitled to 35% of all dividends and distributions made by the Company which they shall share in proportion to their respective holdings of B Shares.

12.	Intellectual Property Rights

Nothing in this agreement shall be construed as requiring or effecting a grant by any Shareholder or any member of their respective Groups of any right to use or acquire any Intellectual Property Rights of such person whether created, devised or acquired before or after the date of this agreement.

13.	Company Accounts

The Company shall maintain accounting and other financial records in accordance with the requirements of all applicable laws, generally accepted accounting principles applicable in Indonesia and the International Financial Reporting Standards,

14.	Tax Matters

Each of the parties agrees to cooperate, and undertakes to procure that its Affiliates shall cooperate, to such extent as may be reasonably requested in connection with the making of any returns, claims or elections for taxation purposes:

(a)	by HLNG in relation to the taxation affairs of it or of its Affiliates (or former Affiliates); or

(b)	by the Company in relation to the taxation affairs of the Company.

15.	Deadlock

(a)	Subject to Clause 15(b), there shall be a “Deadlock” if:

(i)	the quorum required for any duly convened Board of Directors Meeting, Board of Commissioners Meeting or meeting of the members of the Company is not present at the meeting, nor when it is first reconvened following an adjournment, because any Domestic Partner (whether itself or by its appointee or representative) was not in attendance;

(ii)	any resolution proposed at any duly convened Board of Directors Meeting by any HLNG Director and in favour of which the HLNG Directors present vote is not passed;

(iii)	any resolution proposed at any duly convened Board of Commissioners Meeting by any HLNG Commissioner and in favour of which the HLNG Commissioners present vote is not passed; or

(iv)	any resolution proposed at any duly convened meeting of the members of the Company and in favour of which HLNG votes is not passed.

(and each Domestic Partner so not in attendance or voting against or abstaining from voting in favour of any such resolution shall be a “Deadlock Shareholder” in respect of that Deadlock).

(b)	No Deadlock arises if a meeting, or adjournment, is inquorate because the person who proposed the resolution, or one of its appointees or representatives, does not attend, or because any such person, appointee or representative votes against, or abstains from voting in respect of, the relevant resolution.

(c)	HLNG may within 20 Business Days of the meeting at which the Deadlock arises serve notice on the other Shareholders (a “Deadlock Notice”), copied to the Company:

(i)	stating that in its opinion a Deadlock has occurred; and

(ii)	identifying the matter giving rise to the deadlock.

(d)	HLNG and each Deadlock Shareholder shall meet, and use their reasonable endeavours to resolve the matters giving rise to the Deadlock, as soon as reasonably practicable after a Deadlock Notice is received.

(e)	No Domestic Partner shall create or cause to be created an artificial Deadlock; and an “artificial Deadlock” shall be a Deadlock caused by a Domestic Partner, or its appointees on the Board of Directors or Commissioners failing to attend any meeting or voting against an issue or proposal or withholding its consent in any case where such vote against or withholding of consent is, in the opinion of HLNG, being made primarily or substantially with the intent to frustrate, delay or prohibit the proper and efficient carrying on of the Business and the matters contemplated by this agreement.

16.	Share Ownership and Transfers of Shares

(a)	Except as expressly provided by this agreement (including under Clauses 17 and 19 and the Financing Requirements) or pursuant to the Equity Loan Agreement, no Domestic Partner may transfer any Share, nor shall a Domestic Partner purport to transfer or enter into any commitment or agreement in respect of the transfer of any Share.

(b)	HLNG may transfer any of its Shares to any person subject to the compliance with the prevailing laws and regulations on giving notice to any other Shareholder holding any Shares. If HLNG transfers all its Shares to any person not a party to this agreement, it shall (without affecting its rights under this Clause 16(b)), and if a Domestic Partner requests in writing to do so, prior to completion of that transfer procure an irrevocable offer from that person or an Indonesian entity to purchase all Shares held by the Domestic Partner capable of acceptance by the Domestic Partners until at least the tenth Business Day after the offer is made. If a Domestic Partner elects to accept the offer, and this acceptance shall not be unreasonably withheld or delayed, the transfer of the Domestic Partner Shares shall be completed at the latest at the same time of the transfer of HLNG Shares.

(c)	A Domestic Partner may transfer all (but not some) of its Shares to any Affiliate it wholly owns but only:

(i)	with prior written consent of HLNG signed by its duly authorised representative, which consent HLNG may give, condition, or withhold in its absolute discretion;

(ii)	with prior written consent of the Lenders; and

(iii)	on delivery to HLNG of:

(A)	a Guarantee guaranteeing performance of that Affiliate and duly executed and delivered by PT Imeco Inter Sarana; and

(B)	a Deed of Adherence duly executed by the Affiliate.

(d)	A Domestic Partner may transfer all (but not some) of its Shares to HLNG or any third party accepted by HLNG, and this acceptance shall not be unreasonably withheld or delayed, if any of the following events happens to HLNG:

(i)	the passing of a resolution for the liquidation or dissolution of HLNG; or

(ii)	HLNG is declared bankrupt by an final and binding court decision

(e)	If any of the Domestic Partners transfers or purports to transfer any interest in any Share otherwise than in accordance with this agreement, such act shall be void and have no legal effect nor confer any legal or beneficial rights on the purported beneficiary or recipient, and the Board of Directors shall not be obliged to register or take any account of such act.

(f)	Notwithstanding any other provision of this agreement, the Board shall refuse to accept, give effect to or register any transfer of Share in respect of which the transferee or any person in whose name the Share is to be registered is a natural person (whether a trustee or otherwise).

(g)	The parties and the Company agree that no person acquiring Shares in the Company shall be registered as the holder of any Shares unless or until it has entered into a Deed of Adherence and such executed Deed of Adherence has been delivered to the Company at its registered office.

(h)	The Shareholders shall procure that the Company agrees to register in its register of shareholders, report to the MOLHR and Ministry of Trade (Daftar Perusahaan), and otherwise give effect to all transfers of Shares permitted by this agreement that comply with Indonesian law.

(i)	The Shareholders irrevocably agree to enter into a Deed of Adherence with any third party to whom Shares may be transferred in accordance with this agreement.

(j)	All executed Deeds of Adherence shall be delivered to and held by the Company at its registered office. A person who has entered into a Deed of Adherence pursuant to this agreement shall have the benefit of and be subject to the burden of all of the provisions to this agreement as if it were a party in the capacity designated in the Deed of Adherence, and this agreement shall be interpreted accordingly, but nothing in this paragraph shall be construed as requiring any party to perform again any obligation or discharge again any liability already performed or discharged or entitling any party to receive again any benefit already enjoyed.

(k)	Each share certificate issued by the Company shall carry an endorsement on the reverse side of the same to the effect that the sale and transfer of the Shares comprised therein are restricted by and subject to the terms of this agreement.

17.	Call Option

HLNG may, at any time and from time to time by giving a Domestic Partner a Transfer Notice, require any Domestic Partner to transfer (and the Domestic Partner shall transfer) all right, title and interest in all or some of its Shares to HLNG or to any other person specified in that Transfer Notice in accordance with Clause 18.

18.	Completion of Transfer of Shares

(a)	This Clause 18 shall apply to the transfer of Shares (“Transfer Shares”) by a Shareholder (the “transferor”) to another person (the “transferee”) if notice (a “Transfer Notice”) requiring transfer of the Transfer Shares is given under Clause Clauses 16(b), 17 or 19.

(b)	Completion of the transfer of the Transfer Shares pursuant to any Transfer Notice (“Transfer Completion”) shall take place at the offices of the Company and at such time as the transferor and transferee shall agree (such time falling after Indonesian governmental authorities grant any required approvals for Transfer Completion to occur) or, failing such agreement the Transfer Completion shall take place at noon on the 20th Business Day after Indonesian governmental authorities grant the last of the approvals required before Transfer Completion may occur.

(c)	At Transfer Completion the transferor shall:

(i)	transfer legal and beneficial ownership in the Transfer Shares with full title guarantee and free from all encumbrances by way of a duly executed share transfer form in favour of the transferee;

(ii)	deliver to the transferee the original share certificate(s) relating to the Transfer Shares (or an indemnity, in a form satisfactory to the Board, in respect of any lost certificate), and such other documents as the transferee may reasonably require to show good title to the Transfer Shares or to enable it to be registered as the holder of the Transfer Shares;

(iii)	deliver to the Company the formal written resignations of any Directors and/or Commissioners appointed by the transferor (except in respect of a partial transfer to the extent the transferor will remain entitled post such transfer to appoint Directors and/or Commissioners), each such resignation to take effect at Transfer Completion and acknowledging that the Director and/or Commissioner has no claims on any grounds whatsoever against the Company;

(iv)	warrant to the transferee that it has no right to require the Company to issue any share capital or other securities;

(v)	warrant to the transferee that no person has claimed any rights in respect of the Transfer Shares; and

(vi)	otherwise do all that it reasonably can (including the execution of documents), at its own cost, to give the transferee the full legal and beneficial title to the Transfer Shares.

(d)	On completion of the transfer pursuant to a Transfer Notice of Shares held by any Domestic Partner the subject of a Transfer Notice by any Domestic Partner in accordance with this Clause 18, HLNG shall procure that such Domestic Partner’s obligations in respect of the Relevant Proportion of the indebtedness under the Equity Loan Agreement to which it is a party shall cease by either: (i) procuring that such obligations in respect of the Relevant Proportion of such indebtedness are assumed by the transferee; (ii) procuring that the transferee repays or prepays the Relevant Proportion of such indebtedness on behalf of the Domestic Partner or (iii) ensuring that the Relevant Proportion of such indebtedness is waived or cancelled, in each case as it may elect by notice to the Domestic Partner. The “Relevant Proportion” means in respect of a Domestic Partner receiving a Transfer Notice, the proportion that the number of Transfer Shares to be transferred by that Domestic Partner bears to the total number of Shares that the Domestic Partner held immediately before Transfer Completion. HLNG shall procure the Equity Loan Lender to notify the Domestic Partner in writing that its obligations in respect of the Relevant Proportion of indebtedness under the Equity Loan Agreement to which it is party has ceased pursuant to this Clause 18(d), as soon as reasonably practicable after it has so ceased. The Domestic Partner shall take such actions and enter into such documents as may be reasonably required by HLNG to give effect to the provisions of this clause and the relevant election made by HLNG and HLNG’s obligations under this clause are subject to the Domestic Partner taking such actions and entering into such documents.

(e)	The Shareholders shall procure that the Company obtains all approvals and performs any actions required to complete the proposed transfer of Shares, including applying for and obtaining the approval from BKPM, and to register the transfer of Transfer Shares in its register of shareholders, report to the MOLHR and Ministry of Trade (tandar daftar persusahaan), and otherwise give effect to all transfers of Shares permitted by this agreement that comply with Indonesian law.

(f)	The Transfer Shares shall be transferred with all rights that attach, or may in the future attach, to them (including the right to receive all dividends and distributions declared, made or paid on or after the date upon which transfer of those Transfer Shares is to be completed under Clause 18(b).

(g)	The transfer of Transfer Shares the subject of a Transfer Notice shall be completed simultaneously.

(h)	If the transferor is a Domestic Partner who fails to complete the transfer of Transfer Shares as required under this Clause 18:

(i)	the transferor shall be deemed to have appointed the President Director as its proxy to execute all necessary transfer(s) and do all things on his behalf necessary to effect the transfers of all right, title and interest in those Transfer Shares as the holder thereof (and this Clause shall be a power of attorney within the meaning of Article 1792 of the Indonesian Civil Code (Kitab Undang-Undang Hukum Perdata) to the extent necessary to give effect to its terms). After the transfer has been registered, the validity of such proceedings shall not be questioned by the transferor. Failure to produce a share certificate shall not impede the registration of Shares transferred under this Clause 18(h);

(ii)	that Domestic Partner shall procure that any Directors or Commissioners appointed by that Domestic Partner (or any of its predecessors in title to the Transfer Shares) shall not, after the date on which that transfer has first failed to comply with the requirements of this Clause 18, vote at or attend any Board of Directors Meeting or Board of Commissioners Meeting (as the case may be).

19.	Default Event

(a)	The Domestic Partners shall not cause or permit a Default Event.

(b)	If a Domestic Partner becomes aware of the occurrence of a Default Event in relation to itself, it shall forthwith give written notice to the Company and the other Shareholders setting out reasonable details of the nature and extent of the Default Event, and the date on which the Default Event occurred (and if later the date on which it first became aware of such occurrence).

(c)	For the purposes of ascertaining whether a Default Event has taken place in relation to a Domestic Partner, HLNG may from time to time require:

(i)	that Domestic Partner;

(ii)	any liquidator, receiver, administrator, administrative receiver or similar official of that Domestic Partner; or

(iii)	any person named as transferee in any transfer lodged for registration in respect of any Shares of that Domestic Partner,

to furnish to HLNG such information and evidence as it may require regarding any matter which it may deem relevant to such purpose, including the names, addresses and interests of all persons having an interest in the Shares registered in that Domestic Partner’s name. Such requirement shall be made by notice in writing to that Domestic Partner, with a copy sent to the other parties.

(d)	Failing such information or evidence as referred to in paragraph (c) above being furnished to the reasonable satisfaction of the HLNG within the period specified in the notice (which period shall not be shorter than 15 Business Days after the date of service of the notice), HLNG may elect by giving notice to the Domestic Partner, with a copy to the other parties, to declare that a Default Event is deemed to have occurred in respect of that Domestic Partner.

(e)	With respect to any requirements, or rights or entitlements, of or in relation to HLNG arising under this agreement out of or in connection with the occurrence of a Default Event:

(i)	any relevant provisions of this agreement shall be construed by reference to the date on which HLNG became aware of such occurrence by virtue of this Clause 19;

(ii)	there shall be no time limit in this regard irrespective of the length of any period which may have passed between the date on which the Default Event occurred and the date on which HLNG became aware of such occurrence; and

(iii)	no person shall be deemed to have waived any such rights or entitlements, nor shall any lapse or be deemed to have lapsed, save as expressly set out in a formal written waiver which complies with the provisions of Clause 27.5.

(f)	A new Default Event shall be deemed to occur on each occasion that any matter set out in Schedule 6 applies, and the relevant Domestic Partner must comply with its obligations under this Clause 19 irrespective of whether it has previously notified the occurrence of a Default Event arising out of similar circumstances or a similar cause, or whether it has already notified the occurrence of a Default Event arising out of different circumstances or a different cause (and irrespective of whether any rights or entitlements in connection with such other Default Event(s) have or have not been exercised by any person or have been waived by any person).

(g)	If a Default Event occurs in relation to a Domestic Partner (a “Defaulting Domestic Partner”) then, without prejudice to that Defaulting Domestic Partner’s obligations under this agreement and to any other rights or remedies available to any of the parties with respect to the Defaulting Domestic Partner, HLNG may at any time while such Default Event subsists give the Defaulting Domestic Partner a Transfer Notice requiring the Defaulting Domestic Partner to transfer (and the Defaulting Domestic Partner shall transfer) all right, title and interest in all or some of its Shares to HLNG or to any person(s) specified by HLNG.

20.	Duration and Termination

(a)	Subject to Clause 21, this agreement shall terminate with immediate effect:

(i)	when all of the Shareholders agree in writing that this agreement should be terminated;

(ii)	when all of the issued Shares become directly or indirectly owned by the same person;

(iii)	following winding up of the Company and the transfer of assets under Clause 22; or

(iv)	in accordance with Clause 2(c).

(b)	Without prejudice to Clause 20(a), this agreement shall, except for this Clause 20(b) and Clauses 6(e), 12, 21, 24, 26, 27.4 and 27.16 and any provision required to give effect to them, terminate with respect to any Shareholder which ceases to hold any Shares in the Company.

21.	Consequences of Termination

(a)	Termination or expiry of this agreement shall not affect the rights and obligations of the parties accrued prior to that termination or expiry.

(b)	A Domestic Partner shall, on termination or the transfer of all its Shares, in HLNG’s discretion return to HLNG or destroy all Confidential Information it shall have received or learn.

(c)	No Shareholder may terminate this agreement otherwise than as expressly permitted by this agreement.

22.	Winding up

(a)	HLNG may at any time by notice require that the other Shareholders, and the other Shareholders shall, exercise their rights under this agreement and otherwise do all within their power (including by voting or procuring that Directors they appoint vote in favour of any resolution at any meeting

(i)	to procure dissolution of the Company;

(ii)	to procure that any liquidator of the Company observes the terms of this Clause.

(b)	On any dissolution of the Company:

(i)	except to the extent assets are required by Indonesian law to be distributed to the Company’s creditors on its liquidation after an Insolvency Event affecting it, to the extent permitted by, and subject to the requirements of, the applicable law, all right, title and interest in all assets of the Company shall be transferred with full title guarantee to HLNG or any person it may designate by notice to the other parties and any liquidator; and

(ii)	on such transfer, the Domestic Partner shall and does hereby assign (with full title guarantee) all right, title and interest in its share of the net proceeds of the liquidation and in consideration of it, the indebtedness of that Domestic Partner under the Equity Loan Agreement to which it is party shall cease in accordance with, and except as may be provided under, that Equity Loan Agreement. HLNG shall procure the Equity Loan Lender to notify the Domestic Partner in writing that its indebtedness under the Equity Loan Agreement to which it is party ceased pursuant to this Clause 22(b)(ii), as soon as reasonably practicable after it has so ceased.

23.	Warranties

(a)	Each Domestic Partner warrants and represents to HLNG and separately to the Company that:

(i)	it has full capacity, power and authority to execute, perform and observe this agreement and each document in the approved form to be executed by it;

(ii)	it has obtained all necessary governing body and shareholder approvals and all necessary governmental and other consents, approvals and registrations to authorise the execution, performance and observance of this agreement and each document in the approved form to be executed by it except to the extent the obtaining of such consents, approvals and registrations is a Condition;

(iii)	the execution, performance and observance by it of this agreement and each document to be executed under or in connection with this agreement will not result in any breach of its articles of association, or any provision contained in any agreement or instrument to which it or any member of its Group is a party or by which any such company is bound or any law, regulation, judgement, decree or order applicable to it; and

(iv)	this agreement and each document in the approved form will when executed constitute legally valid and binding obligations on such Shareholder, enforceable in accordance with their respective terms.

(b)	The warranties set out in this Clause 23 are each separate and independent, and shall not be limited or restricted by reference to or inference from the terms of any other warranty or any other provision of this agreement.

(c)	If a Shareholder becomes aware of any breach by it of any of the warranties set out in this Clause 23, or of any event or circumstances which is likely to give rise to such a breach, it shall promptly notify the other Shareholders and the Board of Directors in writing giving sufficient details to enable those other Shareholders and the Board of Directors to assess the situation, and shall if so required by the other Shareholders or the Board of Directors use its best endeavours to remedy or rectify the breach as soon as possible.

24.	Confidentiality

(a)

This Clause 24 applies to the terms and existence of this agreement, and all information concerning the business, operations or affairs of one party (or its Group) or other information confidential to that party (or its Group) disclosed (directly or indirectly) by one party to one of the other parties whether before or after the date of this agreement or which one of the other parties learns as a result of the relationship between the parties pursuant to this agreement, and including any information relating to any Intellectual Property Rights, formulae, test methods, processes, drawings, manuals, computer systems or software, codes of practice, business methods, finances, prices, business plans, marketing and development plans, sales targets, customers and suppliers, and whether in oral, visual, electronic or any other medium, form or format whatsoever (together “Confidential Information”).

(b)	In this Clause 24, in relation to a particular item of Confidential Information:

(i)	the “disclosing party” means the party by whom (or on whose behalf) that Confidential Information is disclosed or (where there is no such disclosure) the party to whom the Confidential Information relates, or to whom the Confidential Information is proprietary; and

(ii)	a “receiving party” means a party which receives or otherwise becomes aware of the Confidential Information relating to the disclosing party.

(c)	During the term of this agreement and after termination of this agreement (for any reason whatsoever), a receiving party shall with respect to any and all Confidential Information:

(i)	keep the Confidential Information secret and confidential;

(ii)	not disclose the Confidential Information to any other person other than pursuant to paragraph (d) below or with the prior written consent of the disclosing party; and

(iii)	not use the Confidential Information for any purpose other than the performance of its obligations and the exercise of its rights under this agreement.

(d)	The receiving party may disclose Confidential Information to the following persons (each, a “recipient”) but only on a need to know basis:

(i)	its officers and employees;

(ii)	its professional advisers;

(iii)	(in the cast of Shareholders) to the Company and Lenders; and

(iv)	where disclosure is required by reason of any law or regulation, or by the order of any court of competent jurisdiction or other governmental or regulatory body in which case the receiving party shall promptly notify the disclosing party giving full details of the circumstances and Confidential Information to be disclosed, and shall co-operate with the disclosing party and take such steps as the disclosing party may reasonably require in relation to such disclosure, and shall confine any disclosure to the minimum necessary for compliance with relevant law, regulation or order, and provided that the receiving party ensures that in each case the recipient is made aware of and (with regard to paragraph (d) above, so far as practicable) complies with all the receiving party’s obligations of confidentiality under this agreement as if the recipient was a party to this agreement.

(e)	This Clause 24 shall not apply to any Confidential Information which:

(i)	is now or subsequently becomes part of the public domain other than as a result of disclosure by or other default of the receiving party or any recipient to which it has disclosed Confidential Information;

(ii)	the receiving party can demonstrate, by documentary evidence, was lawfully in its possession prior to the date of this agreement and was not subject to any duty of confidentiality; or

(iii)	is subsequently disclosed to the receiving party on a non-confidential basis by a person which is not connected to, and does not owe any duty of confidentiality to, the disclosing party.

(f)	Upon termination of this agreement (for any reason whatsoever, and whether generally or in respect of a particular Shareholder), each Shareholder can, insofar as it is a disclosing party, require each relevant receiving party (at that receiving party’s sole expense, and both in respect of itself and procuring compliance by any recipient to which that receiving party has disclosed Confidential Information) to return to the disclosing party or destroy forthwith (as the disclosing party may instruct) any documentation containing Confidential Information of the disclosing party and in each case without retaining any copies, extracts or other reproductions, whether such documentation is in hard copy, electronic or other form.

25.	Anti-Corruption

Each party undertakes to the other that neither it, its Affiliates nor any Associated Persons of them shall do (or procure the Company or any Associated Person of the Company to do) any of the following:

(a)	make, promise to make, or authorise the making of any payment, gift or transfer of anything of value, directly or indirectly, to any official or employee of any government or instrumentality of any government or to any political party or official thereof or any candidate of any political party for the purpose of influencing the action or inaction of such official, employee, political party or candidate; or

(b)	otherwise take any action, or omit to take any action that would cause the other party to be in violation of any laws prohibiting corrupt business practices in Indonesia, including Indonesian anti-bribery Laws, the Bribery Act 2010 or of the principles described in the Organisation for Economic Co-operation and Development (OECD) Convention on Combating Bribery of Foreign Public Officials in International Business Transactions signed on 17 December 1997, and “Associated Person” means, in relation to a person (the “first-mentioned person”), any person (including an employee, agent or subsidiary) who performs services for or on the first-mentioned person’s behalf.

26.	Indemnity

(a)	HLNG hereby indemnifies each Domestic Partner against liability it may suffer to any third party:

(i)	as a result of any tort or breach of statutory duty or infringement of Indonesian laws and any other relevant laws committed by the Company at any time while the relevant Domestic Partner holds any Share and is in compliance with its material obligations under this agreement;

(ii)	any failure of the Company to perform any obligation it may have to pay Tax while the relevant Domestic Partner holds any Share and is in compliance with its material obligations under this agreement; or

(iii)	to pay Tax it might incur while the relevant Domestic Partner holds any Share and is in compliance with its material obligations under this agreement:

(A)	on dividends or distributions made to the relevant Domestic Partner by the Company;

(B)	on the winding up of the Company;

(C)	on the transfer of its Shares under this agreement other than a transfer pursuant to Clause 19(g); or

(D)	in relation to its ownership of the Shares, irrespective of whether such Tax is based on present or future regulations.

except to the extent that liability arises as a result of negligence of the Domestic Partner’s in paying Tax in accordance with applicable law.

(iv)	as a result of any dispute, litigation or arbitration in relation to the Company.

(b)	All of HLNG’s obligations under Clause 26(a)(ii) and Clause 26(a)(iii), other than HLNG’s obligations in relation to the investigation by the tax office on the Domestic Partner and/or the Company, shall cease on the 10th anniversary of the date of termination of this agreement.

(c)	HLNG hereby indemnifies and shall keep indemnified each Domestic Partner from and against all costs, losses, liabilities and claims (including the cost of all Remedial Works) arising out of, or relating to the FSRU as a result of Environmental Damage.

(d)	HLNG shall have no obligation to any party under Clause 26(a) or Clause 26(c) while or in respect of any period during which that party is in material breach of this agreement.

27.	General Provisions

27.1	Notices

(a)	Any notice under or in connection with this agreement must be in writing.

(b)	Any such notice addressed as provided in paragraph (c) below will be deemed to have been duly given or made as follows:

(i)	if sent by prepaid first class post or recorded delivery, on the second Business Day after being deposited in the post in a correctly addressed envelope;

(ii)	if delivered personally, at the time of delivery;

(iii)	if sent by registered airmail, on the fifth Business Day after being deposited in the post in a correctly addressed envelope;

(iv)	if sent by e-mail, when received in legible form; or

(v)	if sent by fax, on the date of transmission shown on a transmission report produced by the fax machine of the sender (or its agent) which indicates that the entire notice was transmitted successfully, provided that any notice received on a day which is not a Business Day or after 5 pm (local time at the place of receipt) on any day will be deemed to have been given or made at 10 am on the next Business Day.

(c)	Any such notice must be addressed to the recipient at its address, email address or fax number set out below or at such other address or number as may from time to time be notified in writing by the recipient to the sender as being the recipient’s address, email address or fax number for service.

(d)	In proving service of a notice or document it shall be sufficient to prove that delivery was made in person or that the envelope containing the notice or document was properly addressed and posted (either by first class post, recorded delivery or by registered airmail, as the case may be, in accordance with the requirements of this Clause 27.1 and with all postage prepaid in full) or that the fax message was properly addressed and transmitted as the case may be.

(e)	The addresses referred to in paragraph (c) above are as follows:

(i)	For HLNG:

Address:	c/o Hoegh LNG Asia Pte Ltd, 72 Anson Road, #07-03Anson House, Singapore 079911

Attn:	Managing Director

Fax:	+65 64 38 64 93

e-mail:	Ragnar.Wisloff@hoeghlng.com

(ii)	For PT Bahtera Daya Utama:

Address:	Jalan Ampera Raya No. 9-10, Jakarta Selatan 12550, Indonesia

Attn:	Nurcahya Basuki

Fax:	+62 21 780 8055

e-mail:	nbasuki@imeco.co.id

(iii)	For the Company:

Address:	Jl. Jenderal Sudirman Kav 1, Jakarta 10220

Attn:	President Director

e-mail:	[to be confirmed]

27.2	Entire agreement

(a)	This agreement constitutes the entire agreement and understanding between the parties relating to the transactions contemplated by or in connection with this agreement and the other matters referred to in this agreement and supersedes any other agreement or understanding (written or oral) between the parties or any of them relating to the same.

(b)	Each party acknowledges and agrees that it does not rely on, and shall have no remedy in respect of, any promise, assurance, statement, warranty, undertaking or representation made (whether innocently or negligently) by any other party or any other person except as expressly set out in this agreement.

(c)	Nothing in this Clause 27.2, however, shall operate or be construed to limit or reduce any liability of any person for fraud, including fraudulent misrepresentation.

27.3	Further assurance

(a)	Each party shall at all times from the date of this agreement exercise all its rights (to vote at meetings and otherwise) and at its own expense do, and use best endeavours to procure the doing by any necessary third persons of, all such acts as may be required to give full effect to this agreement (including the execution and delivery of all deeds and documents) and, in particular, so as to procure that the Company properly and duly performs its obligations hereunder.

(b)	Without limiting clause 27.3(a), each Shareholder shall exercise its voting and other rights and power:

(i)	to resolve any inconsistency between the Articles of Association and this agreement so as to achieve the position agreed under this agreement;

(ii)	to the extent permitted by Indonesian law, to amend the Articles of Association if it is necessary to include a provision to ensure that this agreement is effective in accordance with its terms; and

(iii)	to give (and cause the Company to give) full effect to the provisions and intentions of this agreement.

(c)	Without limiting Clauses 27.3(a) or 27.3(b), if there is a conflict or inconsistency between a provision of this agreement and a provision of the Articles of Association:

(i)	the provisions of this agreement will prevail to the extent of the conflict or inconsistency;

(ii)	the Shareholders shall waive or suspend rights under the Articles of Association where to exercise or insist on those rights would conflict with this agreement; and

(iii)	to the extent permitted by Indonesian law, the Shareholders shall co-operate in good faith and exercise their voting and other rights and power to amend the Articles of Association so as to make the Articles of Association consistent with this agreement.

27.4	Announcements

(a)	The parties shall consult with each other in respect of any announcement to be made by them or the Company concerning the terms or contents of and the transactions referred to in this agreement.

(b)	No such announcement shall be made without the prior written consent of all Shareholders unless such announcement is required by any court of competent jurisdiction or by any other competent authority (including any recognised stock exchange upon which its shares of the shares of any of its Affiliates are listed).

27.5	Waiver

With respect to any right or remedy available to a party under or in connection with this agreement or at law (a “Right”):

(a)	any waiver of that Right shall only be effective if it is in writing (and no failure or delay in exercising a Right, or course of conduct or acquiescence, shall constitute a waiver);

(b)	any waiver of that Right shall only apply in favour of the person to whom it is expressly addressed and for the specific circumstances for which it is given; and

(c)	no waiver shall operate as a waiver of any preceding, subsequent or continuing breach, or otherwise prevent that party from subsequently relying upon the Right or provision waived.

27.6	Variation

No purported amendment or variation of this agreement or any provision of this agreement shall be effective unless it is in writing and duly executed by or on behalf of each of the parties by a director or other duly authorised representative.

27.7	Partial Invalidity

If any provision of this agreement is or becomes, or is declared by any competent court or body to be, illegal, invalid or unenforceable under the law of any jurisdiction this shall not affect or impair the legality, validity or enforceability of the remaining provisions of this agreement, and the parties shall enter into negotiations in good faith to replace the invalid, illegal or unenforceable provision.

27.8	Assignment

Except as provided in this agreement, the rights, benefits and obligations of each Domestic Partner under this agreement may not be assigned, transferred, charged, encumbered, made the subject of a trust or otherwise disposed of in whole or in part (nor shall any party enter into any commitment or agreement to do any of the above) without the previous written consent of HLNG such consent to be given at its absolute discretion. Any purported act in breach of this Clause 27.8 shall be void and shall have no legal effect nor confer any legal rights on the purported assignee.

27.9	Remedies cumulative

The rights and remedies of the parties under and in connection with this agreement are cumulative and not exclusive of any rights and remedies provided by law, and all such rights and remedies may be enforced separately or concurrently with any other right or remedy.

27.10	Costs and expenses

Each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution, registration and performance of this agreement and the transactions and arrangements contemplated by this agreement.

27.11	Interest

If a party fails to pay any sum when due under or in accordance with this agreement it shall, on demand at any time, pay interest on such sum from the due date until the date of actual payment (whether before or after judgment) at the annual rate equal to the aggregate of LIBOR and 5 per cent, such interest to accrue daily and compounded monthly.

27.12	Third parties

(a)	Except as provided under Clauses 6(e), 8.1(e) and 8.3(e):

(i)	no third party has any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement; and

(ii)	no consent of any third party shall be required for any rescission of or amendment to this agreement.

(b)	The provisions of Clause 27.12(a) do not affect any right or remedy of a third party which exists or is available otherwise than by operation of the Contracts (Rights of Third Parties) Act 1999.

27.13	Language

(a)	Any notice, instrument, certificate or other communication or document made or delivered under or in connection with this agreement shall be in English.

(b)	Each Party is fully aware that under Indonesian Law No. 24 of 2009 on the Flag, Language, State Symbol and National Anthem (“Law 24/2009”), this agreement may have to be executed in Bahasa Indonesia or in bilingual format. If requested by any Shareholder, the Company shall prepare and the parties shall execute an Indonesian language version of this agreement in the framework of Law 24/2009, which version (i) shall only be a translation of and reference only for this agreement and shall not in any way be construed as a new, additional or separate agreement, and (ii) shall have the same effective date as this English version of this agreement. As a consequence, in the event of any discrepancy or inconsistency between this agreement and the Indonesian language version of this agreement, this agreement shall prevail and the relevant Indonesian language version shall be deemed to be automatically amended to conform with and to make the relevant Indonesian text consistent with the relevant English text. Each of the parties hereby undertakes that: (a) it has read this agreement and understands its content in English, (b) this agreement has been entered into freely and without duress and (c) independent legal advice has been sought by such party prior to executing this agreement. Furthermore, each party agrees it will not cite or invoke Law 24/2009 or any regulation issued thereunder or claim that the fact this agreement was executed in the English language only to (x) defend its non-performance or breach of its obligations under this agreement or (y) allege that this agreement is against public policy or otherwise does not constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms.

27.14	No partnership

Nothing in this agreement is intended to or shall give rise to any relationship of partnership or profit sharing in the nature of partnership between the parties.

27.15	Counterparts

This agreement may be executed in any number of counterparts and by the different parties on separate counterparts (which may be fax or electronic transmission copies), but shall not take effect until each party has executed and delivered at least one counterpart. Each counterpart when executed and delivered shall constitute an original, but all the counterparts shall together constitute one and the same instrument.

27.16	Governing law and jurisdiction

(a)	This agreement is governed by English law.

(b)	Any dispute arising out of or in connection with this agreement, including (without limitation) any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this Clause. The Tribunal shall consist of three arbitrators. The language of the arbitration shall be English.

(c)	Decisions of the arbitral tribunal shall be binding in final instance upon the parties hereto. The parties hereto expressly agree in accordance with Indonesian Law No. 30 of 1999 on Arbitration and Alternative Dispute Resolution (the “Arbitration Law”) that in deciding the disagreement or dispute, the arbitrators shall be bound by strict rules of law, and may not purport to decide the same ex aequo et bono. The parties further agree to waive any Indonesian laws and regulations, decrees or policies having the force of law that would otherwise give a right to appeal any arbitration decision or award, and to the extent applicable, as such that in conformity with Article 60 of the Arbitration Law, there shall be no appeal and/or cessation to any court of law from the decision of the arbitrators and the parties shall not challenge or resist the enforcement action taken by the party in whose favour the decision of the arbitrators was given.

(d)	The parties hereto expressly agree to waive the applicability of Article 48.1 of the Arbitration Law as such that the mandate of the arbitrators duly constituted in accordance with the terms of this agreement shall remain in effect until a final arbitral award has been issued by the arbitrators.

Schedule 1: Deed of Adherence

[Note: this is designed for an outgoing Shareholder transferring its Shares to a new shareholder, it would need amending to cater for a new Shareholder joining by way of the allotment of new Shares]

THIS DEED OF ADHERENCE is made the     day of         20[—]

BY:

[—] a company registered in [—] (company registration no. [—]) whose [registered office][principal place of business] is at [—] (the “New Shareholder”),

in favour of the persons whose names and addresses are set out in the Appendix l to this Deed (the “Continuing Parties”)

BACKGROUND:

(A)	This Deed is supplemental to a shareholders’ agreement (the “Agreement”) dated 13 March 2013 made between HLNG and PT Bahtera Daya Utama , a copy of which is set out in Appendix 2.

(B)	The New Shareholder wishes to acquire by transfer [number] Shares in the capital of the Company from [name of transferor] (the “Transferor”).

(C)	Clause 16(g) of the Agreement provides that no person shall be registered as the holder of any Shares unless it enters into a deed of adherence in substantially the form of this Deed.

THIS DEED WITNESSES:

1.	The New Shareholder confirms that it has been given a copy of the Agreement and agrees to become a party to the Agreement with effect from [the date of this Deed] and covenants with the Continuing Parties to observe, perform and be bound by every provision of the Agreement (other than any which no longer remain to be observed and performed at the date of this Deed) as if the New Shareholder had been an original party to it in the capacity of the Transferor.

2.	The Agreement shall from the date of the New Shareholder’s adherence pursuant to this Deed be construed as follows:

(a)	For the purposes of Clause 27.1, the contact details for the New Shareholder shall be as follows:

Address:	[—]
Attn:	[—]
Fax:	[—]
E-mail:	[—]

(b)	[Specify as may be necessary in relation to any definitions of the New Shareholder’s Group etc]

3.	Unless the context otherwise requires, words and expressions defined in the Agreement shall have the same meanings when used in this Deed.

4.	The provisions of Clauses 1.2, 27.1 to 27.3 (inclusive), 27.6 and 27.16 of the Agreement shall apply to this Deed as if those provisions had been set out expressly in this Deed (with reference to this Deed).

This Deed has been executed as a deed and delivered on the date first stated above.

[Execution clause by way of a deed of the New Shareholder]

Appendix 1

[Set out names and addresses of the Continuing Parties, including the Company]

Appendix 2

[Insert a copy of the Agreement]

Schedule 2: Conditions

Condition	Condition Satisfaction Time
1. The Preliminary Business having been completed;	1 May 2013

2. The Deed of Establishment of the Company has been executed and MOLHR having given its approval of the establishment of the Company;	19 May 2013

3. Each party having passed the resolution required to approve such party to enter into this agreement as applicable;	13 March 2013

4.      The Equity Loan Agreements with Domestic Partner having been duly executed and delivered and become unconditional (save for any condition relating to this agreement becoming unconditional), and not having lapsed or been terminated in accordance with its terms;

13 March 2013

5. BKPM having issued its approval for the Shareholders’ investment in the Company as contemplated by this agreement and that approval remaining in effect;	19 May 2013

6. The Indonesian Minister of Transport having issued a SIUPAL to the Company and such licence remaining in effect;	1 January 2014

7.      PT Bahtera Daya Utama delivering to HLNG a Guarantee duly executed by PT Imeco Inter Sarana guaranteeing performance of PT Bahtera Daya Utama and duly executed and delivered by PT Imeco Inter Sarana;

13 March 2013

Schedule 3: Business of the Company

The business of the Company shall be:

1.	the provision of floating LNG regasification facilities in Indonesia; and

2.	such other things as the Board of Directors reasonably determines is required for undertaking the foregoing subject to the prevailing laws and regulations of Indonesia.

Schedule 4: Financing Requirements

1.	In this Schedule,

“Lenders” means the persons (including, without limitation, financial institutions, multilateral agencies and export credit agencies) who at the relevant time from time to time have provided or are committed to provide debt financing and/or hedging arrangements to HLNG and/or its Affiliates and/or the Company pursuant to the Financing Agreements or any agent or trustee for such persons;

“Financing Agreements” means at the relevant time:

(a)	all: (i) notes or other debt instruments or securities; (ii) loans, guarantees, letters of credit or other credit facilities; (iii) finance or capital leases; (iv) interest, currency or commodity swaps, caps, collars, floors or other hedging agreements (including, without limitation, options relating to any of the foregoing); and (v) all other agreements or instruments creating or evidencing indebtedness for borrowed money which have been entered into or are to be entered into between (1) HLNG and/or its Affiliates and/or the Company and (2) the Lenders for the purposes of financing or refinancing the Company in relation to the Project; and

(b)	the security documents, intercreditor agreements, co-ordination agreements, and other ancillary agreements required pursuant to any of the agreements or instruments referred to in paragraph (a) above.

2.	It is understood and agreed that HLNG and/or its Affiliates and/or the Company may obtain financing or refinancing from Lenders which include, without limitation, commercial banks, multilateral agencies and export credit agencies. It is further understood and agreed that HLNG’s Affiliates, except the Company, may obtain financing or refinancing also through the issuance of debt securities in the capital markets. In connection with any financing or refinancing of the Company in relation to the Project, each Domestic Partner shall, at no additional cost to HLNG and/or its Affiliates and/or the Company except direct costs incurred in connection with 2(c), if so requested by HLNG and/or its Affiliates:

(a)	at each Board of Directors Meeting, Board of Commissioners Meeting and meeting of Shareholders, vote and procure the voting by each of its representatives, and each Director or Commissioner it appoints, in favour of each resolution in connection with such financing or refinancing that HLNG proposes and in favour of which HLNG or any Director or Commissioner it appoints votes at that meeting;

(b)	vote and procure the voting at each Board of Directors Meeting, Board of Commissioners Meeting and meeting of Shareholders by each of its representatives, and each Director or Commissioner it appoints, against each resolution in connection with such financing or refinancing against which HLNG or any Director or Commissioner it appoints votes;

(c)	deliver to the Lenders or the agent or trustee acting on behalf of the Lenders (the “Lenders’ Agent”) certified copies of its constitutional documents, corporate charter and by-laws, resolutions, incumbency certificates, legal opinions, financial statements, and such other items as the Lenders or the Lenders’ Agent may reasonably request; and

(d)	fulfil all obligations and comply with all procedures that may result from the financing or refinancing of the Project, including, without limitation, entering into security documents in respect of its rights under this agreement or its Shares, and providing all information reasonably requested by the Lenders or the Lenders’ Agent to facilitate the financing or refinancing of the Project. For the avoidance of doubt shareholders of the Domestic Partners are not required to enter into such security documents.

3.	Each Domestic Partner acknowledges and agrees that HLNG and/or its Affiliates may collaterally assign any of its rights under this agreement to the Lenders’ Agent as security for its obligations to the Lenders provided that if there is any default in relation to such obligations, the Domestic Partners shall only be responsible under such security documents. HLNG and/or its Affiliates shall ensure that the Lenders shall have no recourse on any other assets of the Affiliates and/or the parents of the Domestic Partners. Each Domestic Partner agrees that upon notice of such collateral assignment it shall enter into a direct agreement with the Lenders’ Agent pursuant to which, among other things, it shall agree:

(a)	that the Lenders’ Agent shall be entitled to exercise all rights and to cure any defaults of HLNG and/or its Affiliates under this agreement and that it shall accept such exercise or cure as though it had been done by HLNG and/or its Affiliates;

(b)	that each Domestic Partner shall not, without the prior written consent of HLNG and/or its Affiliates (such consent not to be unreasonably withheld or delayed): (i) consent to or accept any cancellation or termination of this agreement by any party, or (ii) amend this agreement in any material respect;

(c)	that each Domestic Partner shall not make any demands under this agreement on account of any default by HLNG and/or its Affiliates without giving prior written notice to the Lenders’ Agent and providing to the Lenders’ Agent an opportunity to cure such default; and

(d)	that each Domestic Partner shall execute such further agreements and documents reasonably requested by HLNG and/or its Affiliates (on behalf of the Lenders’ Agent) providing assurances and other protections to the Lenders in furtherance of the provisions set forth above in connection with the financing or refinancing of the Project.

4.	Each Domestic Partner further agrees (and will agree with the Lenders in the aforementioned direct agreement) that if the Lenders succeed to the interests of HLNG and/or its Affiliates by exercise of security, foreclosure or otherwise, it shall continue to perform in a timely manner all of its obligations under this agreement and shall recognise the Lenders or any substitute entity nominated by the Lenders in the place of HLNG and/or its Affiliates.

Schedule 5: Super Majority Matters

(a)	The dissolution or liquidation (pembubaran) of the Company.

(b)	Any filing for the bankruptcy (kepailitan) of the company.

(c)	Any merger (penggabungan), consolidation (peleburan), acquisition (pengambilalihan) and demerger (pemisahan) of the Company.

(d)	Any sale, assignment, lease, transfer, licence or disposal in any manner by the Company of assets or properties comprising 50% or more of the total assets of the Company.

(e)	The creation by the Company of any encumbrances (other than any encumbrances arising by operation of law) on any assets or properties comprising 50% or more of the total assets of the Company.

Schedule 6: Default Events

It shall be a “Default Event” in respect of a Domestic Partner if:

1.	it fails to pay any amount due and payable under this agreement and such amount remains unpaid ten days after HLNG notifies the defaulting Domestic Partner of such failure, except to the extent such failure was caused by HLNG’s breach of Clause 6(d);

2.	an Insolvency Event arises in respect of the Domestic Partner;

3.	it materially breaches this agreement (and a material breach includes any breach of Clauses 4(b), 6, 15, 16, 17, 18, 19(g), 22, 25 and 27.3) and fails to remedy the same after HLNG notifies the defaulting Domestic Partner of such breach;

4.	an Event of Default under and as defined in the Equity Loan Agreement to which it is party occurs;

5.	it ceases to be Controlled by the persons Controlling it on the date hereof;

6.	it breaches the Financing Requirements; or

7.	a Default Event is deemed to have occurred in respect of that Domestic Partner under Clause 19(d);

Schedule 7: Preliminary Business

The parties shall procure that upon incorporation of the Company:

1.	the entire share capital of the Company shall be [TBD] A Shares, held by HLNG, and [TBD] B Shares, held by PT Bahtera Daya Utama

2.	the HLNG Directors, President Director, and Board of Commissioners shall be appointed in accordance with this agreement, and:

2.1	the HLNG Directors shall be [TBD],[TBD] and [TBD], of whom [TBD] shall be President Director;

2.2	the Domestic Partner Directors shall be [TBD] and [TBD];

2.3	the HLNG Commissioners shall be [TBD], [TBD] and [TBD], of whom [TBD] shall be President Commissioner;

2.4	the Domestic Partner Commissioners shall be [TBD] and [TBD];

3.	the entry by the Company into the project documents is approved.

4.	the Company becomes party to this agreement by ratification of promoters’ legal acts as binding on the Company after it obtains status as a legal person no later than 14 days of MOLHR approval of establishment;

5.	the name of the Company shall be PT Hoegh LNG Lampung;

6.	the Articles of Association shall be in the approved form;

7.	the registered office shall be at Jl. Jenderal Sudirman Kav 1, Jakarta 10220 ;

8.	the financial year of the Company shall end on 31 December in each year.

Schedule 8: Services

The “Services” shall, in respect of a Domestic Partner, comprise the services set out in to a separate service agreement between Company and that Domestic Partner’s parent company, with service fees, as defined in that service agreement, payable from the satisfaction of Conditions in Schedule 2, while the FSRU is on hire under the LOM Agreement.

Schedule 9: Guarantee

IN WITNESS whereof the parties have caused this agreement to be duly executed the day and year first before written.

For and on behalf of
HOEGH LNG LAMPUNG PTE LTD

/s/ SVEINUNG STØHE
Sveinung Støhle

For and on behalf of
PT BAHTERA DAYA UTAMA

/s/ NURCAHYA BASUKI
Nurcahya Basuki